Exhibit 10.12

CONFIDENTIAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (the “Agreement”) is entered into this 28th day of March, 2005, by and among Vita Food Products, Inc. (“Products”), Vita Specialty Foods, Inc. (formerly known as Vita Holdings, Inc.) (“Specialty”), Virginia Honey Company, Inc. (“Honey”), The Halifax Group (“Halifax”) (collectively, Products, Specialty, Honey and Halifax and all affiliates thereof shall be referred to as “Vita”), and Robert J. Budd (“Budd”).

WHEREAS, a Vita entity acquired Halifax, a business solely owned by Budd and his family, in 2002 as documented in, among other documents, a certain Merger Agreement, Employment Agreement, and Non-Competition and Non-Solicitation Agreement, each dated as of November 1, 2002;

WHEREAS, Vita and Budd are defendants in a lawsuit pending in Tulsa, Oklahoma, styled Leonard Mountain, Inc. v. The Halifax Group, Inc,. et al., case number CJ-2001, 1809 (the “Oklahoma Lawsuit”);

WHEREAS, Vita terminated Budd’s employment on January 7, 2005;

WHEREAS Vita filed a lawsuit in the Circuit Court of Cook County, Case No. 05 CH 00446 (the “Lawsuit”) seeking monetary damages and other relief against Budd based on claims stemming from the merger and Budd’s conduct subsequent thereto;

WHEREAS, Budd denies the material allegations in the Lawsuit and has threatened to assert claims against Vita; and

WHEREAS, the parties seek to resolve their differences in order to avoid the costs of litigation.

NOW, THEREFORE, in consideration of the mutual covenants and agreement contained herein, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

1.                                       That certain Amended and Restated Promissory Noted date November 1, 2002 in the original principal amount of $345,781.00 from Halifax to Budd (“Note”) shall be amended to provide for (i) the payment of the remaining outstanding principal amount of $330,781.00 in seventy-eight bi-weekly equal installments of $ 4,240.78, without interest, beginning on April 1, 2005 (or the first regular pay period following) (ii) that the Note shall not be subject to reduction for any reason or offsets for present or future claims (except with respect to the Oklahoma Lawsuit as set forth in Section 4 below).

2.                                       The parties agree that the Employment Agreement (except for Section 3.1 concerning confidentiality) is hereby terminated. Vita shall reinstate Budd as an employee as of March 30, 2005 with such employment continuing for a term of 3 years through March 29, 2008, at a salary of $51,500.00 per annum, such payment being made in equal installments on a bi-weekly basis, in accordance with normal payroll policies and subject to applicable withholdings.  Budd will devote such time and effort to the responsibilities specified by Terry Hess from time to time but Budd’s employment shall be non-exclusive and his duties shall be limited so as not to preclude him from assuming other major responsibilities or duties for other employers.  During the three year period, Budd shall be entitled to receive health insurance coverage (self and spouse).  Budd shall also be entitled to participate in all other Vita employee benefits programs, all on the same terms and conditions as other employees.  In the event Budd dies or becomes disabled prior to the end of the three year period, Halifax shall continue to make payments in the same amounts contemporaneous with the payments on the Indebtedness.

3.                                       On or before March 30, 2005, Vita shall  (a) dismiss the Lawsuit with prejudice, and (b) ship to Budd at the address provided by Budd and at Vita’s expense the homogenizer machine which Vita acknowledges was shipped to West Virginia from Atlanta by mistake.

4.                                       If on or before April 30, 2005, the Oklahoma Lawsuit is fully settled so as to permanently preclude Vita from having any liability whatsoever or if Vita is dismissed with prejudice from that suit as a defendant, Budd shall not be obligated to indemnify Vita for fees and costs Vita has incurred in the defense of the Oklahoma Lawsuit.  Budd acknowledges and accepts that as of January 1, 2005, approximately $23,000.00 in fees and costs have been incurred by Vita with respect to the Oklahoma Lawsuit (“Fees”) which charges Budd may review for the authenticity thereof.  However, if by April 30, 2005, the Oklahoma Lawsuit is not fully settled so as to permanently preclude Vita from having any liability whatsoever or if Vita is not dismissed with prejudice from that suit as a defendant, then Budd shall be obligated on or before April 30, 2005, to (i) pay Vita the Fees; and (ii) provide Vita with documentation reasonably sufficient to demonstrate Budd’s ability to indemnify Vita from any costs, fees, damages or other expenditures that Vita may incur in the Oklahoma Lawsuit. Budd’s obligation to provide such documentation shall be continuing in nature such that Budd shall provide this documentation every 180 days. Further, notwithstanding anything outside of this paragraph to the contrary, nothing in this Agreement shall in any way release (i)Budd’s obligation pursuant to section 2(e)(i) of the Merger Agreement to indemnify, defend and hold harmless Vita from all liability, fees and costs in conjunction with the Oklahoma Lawsuit, nor (ii) affect Budd’s right to defend Vita with Budd’s choice of counsel, being Day, Edwards, Propester & Christensen, PC, which Vita hereby agrees is presently satisfactory to Vita. Except in the event that Vita reasonably believes that Day, Edwards, Propester & Christensen, PC, cannot fairly and properly represent

Vita in the Oklahoma Lawsuit, if Vita engages its own counsel in this matter going forward, Budd will not be obligated to indemnify Vita with respect to the costs of Vita’s law firm. The parties agree that any amounts due by Budd to Vita pursuant to Budd’s indemnification for the Oklahoma Lawsuit will be paid by Budd within thirty (30) days after Budd’s receipt of notice and reasonable documentation with respect thereto, but in the event not so paid, Vita will be entitled to offset such amounts against any payments due to Budd under the Note.

5.                                       Notwithstanding anything herein to the contrary, the parties hereby amend the Non-Competition and Non-Solicitation Agreement dated November 2, 2002 and entered into by and among Specialty, Products, Halifax and Budd (“Non-Competition Agreement”) as follows:  Notwithstanding anything to the contrary contained in the Non-Competition Agreement: (a) the Non-Competition Agreement shall terminate on March 1, 2010; and (b) the restrictive scope of the Non-Competition Agreement shall be limited by (i) amending the definition of “Current Business” to mean those products currently manufactured, sold or distributed by Vita as of February 28, 2005 including without limitation herring, salmon and other fish, sauces, salad dressing and honey.  The parties acknowledge that it is their intention of the parties hereto that Budd may freely engage in any business that is not producing products competitive with the products of Vita as of February 28, 2005. For example, and not by way of limitation, Budd may engage in a business producing soups that incorporate honey as a major ingredient.

6.                                       On or before March 30, 2005, Vita shall assign to Budd the certificate of title to the 1997 Lexus LS400 automobile presently in Budd’s possession.  Budd shall have sole responsibility for insuring such vehicle as of the date of transfer.

7.                                      Other than as set forth in this Agreement, Vita and Budd, and their respective agents, owners, officers, directors, shareholders, partners, beneficiaries, affiliates, representatives, attorneys, successors, heirs or assigns, (i) hereby release and forever discharge the other and their affiliated entities and present, former and subsequent officers, directors, shareholders, employees, partners, beneficiaries, agents, representatives, attorneys, successors, and assigns of any of the foregoing from any and all claims, actions, causes of actions, debts, fees, costs, expenses, contracts, promises, liens, liabilities, losses, demands and damages of any nature whatsoever, known or unknown, fixed or contingent, in law or in equity, under statute or otherwise, currently existing, with respect to all matters that existed amongst the parties hereto prior to the execution of this Agreement including without limitation obligations, claims, rights or damages related in any way to the Merger Agreement or the Employment Agreement;  (ii) agree that Sections 3(a)(iv), 4(b), 4(k), 4(z), 6(d), and 8(b)(iii) of the Merger Agreement shall remain in full force and effect until the expiration of the statute of limitations and any claims by Vita under such sections are not released or affected by this Agreement in any way; and (iii) warrant and represent that they own all right, title, and interest in the claims released herein, and that they have not assigned, transferred, or conveyed any interest in any such claims to any person, firm, or entity that is not a signatory hereto.  Budd expressly disclaims and releases any claim or right to any “earn-out” or other payment pursuant to the Merger Agreement including without limitation Section 2 thereof.

8.                                       The terms and conditions of this Agreement shall be confidential, and shall not be disclosed to any person or entity by any party.  Notwithstanding anything to the contrary, the parties may respond to judicial or quasi-judicial process and may provide testimony, documents, or other information as required by law including state or federal securities laws, and disclose such information as they deem appropriate to their own professional directors, officers, advisors, accountants and tax professionals.

9.                                       Each party to this Agreement shall bear its own attorneys fees and costs incurred in connection with the Lawsuit, including attorneys’ fees and costs incurred in connection with the preparation of this Agreement.

10.                                 The rights and obligations of the parties under this Agreement shall not be assignable by either Vita or Budd without the prior written consent of the other, which will not be unreasonably withheld.

11.                                 This Agreement shall be construed and governed in accordance with the laws of the State of Delaware without regard to conflicts or choice of law principles, and any and all disputes or claims which arise between the parties relating in any way to this Agreement shall be filed in a court of competent jurisdiction located in the State of Delaware.

12.                                 This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.                                 This Agreement may be amended, superseded or canceled, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

14.                                 Nothing contained herein shall be construed as an admission of liability by any party with respect to the claims or defenses asserted by any other party.  Rather, the parties hereto state that they have entered into this Agreement solely to avoid protracted litigation, costs and expenses.

15.                                 It is acknowledged that each party to this Agreement, with the assistance of competent counsel, has participated in the drafting of this Agreement, and that any ambiguities should not be construed for or against any party to this Agreement on account of such drafting.

16.                                 Except as provided herein, the parties to this Agreement agree that this Agreement and the negotiations surrounding this Agreement shall not be admissible in any suit, action, or other proceeding brought by any party to this Agreement against any party to this Agreement, except as shall be necessary to enforce the terms of this Agreement.  Further, this Agreement constitutes the full and complete agreement between the parties concerning the subject matter herein, and neither party has made or relied upon any representation or warranty other than those explicitly set forth in this Agreement.

17.                                 Each party represents and warrants that the person executing this Agreement on its behalf is duly authorized to do so and not subject to any agreement, governmental or other restriction, that such parties have carefully read the Agreement and have been afforded reasonable opportunity to have the contents and legal effect of this Agreement explained by the legal counsel of his choice and that each party intends to be legally bound by his promises.